                              CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Cancer Prevention and
Research Institute of Texas, has authorized and designated each of Wayne R.
Roberts and Heidi M. McConnell to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Mirna
Therapeutics, Inc. The authority of Wayne R. Roberts and Heidi M. McConnell under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Mirna Therapeutics, Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Wayne R. Roberts nor Heidi
M. McConnell is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  October 7, 2015                  Cancer Prevention and Research Institute
                                        of Texas

                                        By:     /s/ Wayne R. Roberts
                                             -----------------------------------
                                        Name:   Wayne R. Roberts
                                        Title: Chief Executive Officer